EXHIBIT 3

State of Delaware

Secretary of State

Division of Corporations

Delivered 01:33 PM 08/23/2006

FILED 01:30 PM 08/23/2006

SRV 060787120 - 4074109 FILE

STATE OF DELAWARE

CERTIFICATION OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

4304 INC.

A corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of 4304 Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Articles thereof numbered First so that, as amended, said Article shall be and read as follows:

The name of the corporation is hereby amended to HSM Holdings, Inc.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said 4304 Inc. has caused this certificate to be signed by Anthony Hu, an Authorized Officer, this 23rd day of August, 2006.

By: /s/ Anthony Hu

Authorized Officer

Title: President

Name: Anthony Hu

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